Exhibit 5.2

3 July 2024

Santander UK Group Holdings plc
2 Triton Square, Regent’s Place
London NW1 3AN
England

Ladies and Gentlemen:

We have acted as English solicitors to Santander UK Group Holdings plc, a public limited company incorporated under the laws of England and Wales (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form F-3 (such registration statement, including the documents incorporated by reference therein, but excluding Exhibits 25.1, 25.2, and 25.3, as effective as of the date hereof, hereinafter referred to as the “Registration Statement”) relating to the offering from time to time, together or separately and in one or more series, of (i) its dated subordinated debt securities (the “Dated Subordinated Debt Securities”), (ii) its senior debt securities (the “Senior Debt Securities”) and (iii) its capital securities (the “Capital Securities” and, together with the Dated Subordinated Debt Securities and the Senior Debt Securities, the “Securities”).

The Dated Subordinated Debt Securities are to be issued under an indenture, dated as of 18 April 2017 (the “Dated Subordinated Debt Securities Indenture”), entered into between the Company and Citibank, N.A., as trustee (the “Trustee”) (as successor to Wells Fargo Bank, National Association (“Wells Fargo”) pursuant to an agreement of resignation, appointment and acceptance, dated as of 19 April 2021, among the Company, the Trustee and Wells Fargo). The Senior Debt Securities are to be issued under an amended and restated indenture, dated as of 18 April 2017 (the “Senior Debt Securities Indenture”), entered into between the Company and the Trustee (as successor to Wells Fargo pursuant to an agreement of resignation, appointment and acceptance dated as of 4 March 2021, among the Company, the Trustee and Wells Fargo), as heretofore supplemented and amended. The Capital Securities are to be issued under an indenture, dated as of 18 April 2017, between the Company and The Bank of New York Mellon (the “Capital Securities Trustee”) (as successor to Wells Fargo, pursuant to an agreement of resignation, appointment and acceptance, dated as of 20 September 2018, among the Company, the Capital Securities Trustee and Wells Fargo) (the “Capital Securities Indenture” and, together with the Dated Subordinated Debt Securities Indenture and the Senior Debt Securities Indenture, the “Indentures”).

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In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	the Registration Statement;

(b)	an executed copy of the Dated Subordinated Debt Securities Indenture;

(c)	an executed copy of the Senior Debt Securities Indenture;

(d)	an executed copy of the Capital Securities Indenture;

(e)	a certificate dated 3 July 2024 of Rosamund Rule, Head of Technical and Subsidiary Governance of the Company (the “Secretary’s Certificate”), having annexed thereto and certified as true, complete and up to date copies of the following documents:

(i)	a copy of the Company’s certificate of incorporation and certificates of incorporation on change of name;

(ii)	a copy of the Articles of Association of the Company (the “Articles of Association”);

(iii)	a copy of an extract of the resolutions passed by the board of directors of the Company at a meeting of the board of directors held on 27 July 2015;

(iv)	a copy of the resolutions passed at a meeting of a committee of the board of directors held on 1 October 2015;

(v)	a copy of an extract of the resolutions passed by the board of directors of the Company at a meeting of the board of directors held on 24 July 2017;

(vi)	a copy of the written resolutions of a committee of the board of directors dated 4 August 2017;

(vii)	a copy of the resolutions passed by the board of directors of the Company at a meeting of the board of directors held on 13 October 2022; and

(viii)	a copy of the resolutions passed at a meeting of the funding committee of the board of directors held on 30 January 2023.

In rendering the opinions expressed below we have assumed and not verified:

(a)	the genuineness of all signatures, stamps and seals, the authenticity and completeness of all documents supplied to us and the conformity to the originals of all documents supplied to us as photocopies, facsimile or electronic copies;

(b)	that, where a document has been examined by us in draft, specimen or certificated form, it has been or will be executed in the form of that draft,

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specimen or certificate and in the case of the Securities, that they will be duly executed, authenticated and delivered in accordance with the terms of the Indentures;

(c)	that each of the Indentures has been duly authorised, executed and delivered by each of the parties to such Indentures (other than the Company) and each such party (other than the Company) has the power, capacity and authority to execute, deliver and perform its obligations contained in each of the Indentures to which it is a party;

(d)	the absence of any other arrangements between any of the parties to any of the Indentures which modify or supersede any of the terms of any of the Indentures;

(e)	the accuracy as to factual matters of each document we have reviewed, including, without limitation, (i) the accuracy of the representations and warranties contained in the forms of underwriting agreement filed as exhibits to the Registration Statement other than those contained in Sections 2(i) of, respectively, the form of underwriting agreement with respect to the Dated Subordinated Debt Securities, the form of underwriting agreement with respect to the Senior Debt Securities and the form of underwriting agreement with respect to the Capital Securities, (ii) the accuracy and completeness of all statements in the Secretary’s Certificate, and (iii) the compliance by each of the parties thereto with their respective obligations under the Indentures;

(f)	that no law of any jurisdiction outside England and Wales would render the execution, delivery, issue or performance of the terms of the Indentures illegal or ineffective and that, insofar as any obligation under the Indentures falls to be performed in any jurisdiction other than England and Wales, its performance will not be illegal or ineffective by virtue of the laws of that jurisdiction;

(g)	that any party or prospective party to the Indentures which is subject to the supervision of any regulatory authority in the United Kingdom has complied and will comply with the requirements of such regulatory authority in connection with the offering and sale of the Securities;

(h)	that where a document is required to be delivered, each party to it has delivered the same without it being subject to escrow or any other similar arrangement;

(i)	that each of the parties to the Indentures has fully complied with its obligations under all applicable money laundering laws and regulations;

(j)	that the binding effect of the Indentures on the parties thereto is not affected by duress, undue influence or mistake, and no document has been entered into by any of the parties thereto in connection with any unlawful activity;

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(k)	that all consents, approvals, notices, filings and registrations which are necessary under any applicable laws or regulations (other than laws or regulations of the United Kingdom) in order to permit the execution, delivery or performance of the Indentures have been or will be duly made or obtained;

(l)	that there are no provisions of the laws of any jurisdiction outside England and Wales that would have any implication for the opinions we express and that, insofar as the laws of any jurisdiction outside England and Wales may be relevant to this opinion letter, such laws have been and will be complied with;

(m)	that, save for matters relating to the subordination provisions contained in Article 12 of each of the Dated Subordinated Debt Securities Indenture and the Capital Securities Indenture, which are expressed to be governed by the laws of England and Wales, the Indentures constitute legal, valid and binding obligations of each of the parties thereto enforceable in accordance with their terms under all applicable laws (including the laws of the State of New York, by which the Indentures and corresponding provisions of the Securities are or will be expressed to be governed);

(n)	that the choice of the laws of England and Wales to govern the subordination provisions contained in Article 12 of the Dated Subordinated Debt Securities Indenture and the Capital Securities Indenture was or will be freely made in good faith by the respective parties and there is no reason for avoiding such choice on the grounds of public policy;

(o)	that each of the parties to the Indentures has complied with all applicable provisions of (i) Regulation (EU) No. 2017/1129 of the European Parliament as it forms part of United Kingdom domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended from time to time, including by the European Union (Withdrawal Agreement) Act 2020 and the Retained EU Law (Revocation and Reform) Act 2023) (the “EUWA”), (ii) Regulation (EU) No. 596/2014 of the European Parliament as it forms part of United Kingdom domestic law by virtue of the EUWA, (iii) the Financial Services Act 2012, and (iv) the Financial Services and Markets Act 2000, as amended (the “FSMA”) and any applicable secondary legislation made under any of the foregoing with respect to anything done by any of them in relation to the Securities in, from or otherwise involving the United Kingdom (including Sections 19, 21 and 85 of the FSMA);

(p)	that the information relating to the Company disclosed by our searches on 3 July 2024 at Companies House at their website at www.companieshouse.gov.uk and by telephone at the Central Registry of Winding Up Petitions at the Companies Court in London in relation to the Company was then complete, up to date and accurate and has not since then been materially altered and that such searches did not fail to disclose any material information which had been delivered for registration but did not appear on the website or on the relevant file in London at the time of

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our search, and that such oral disclosures did not fail to disclose any material information or any petition for an administration order, dissolution or winding-up order in respect of the Company that has been presented in England and Wales;

(q)	that the board and committee resolutions included in the Secretary’s Certificate were duly and validly passed and are true records of the proceedings of the respective meetings, are in full force and effect, and have not been amended, revoked or superseded, as of the date hereof;

(r)	that each director of the Company has disclosed any interest which he may have in the transactions contemplated by each of the Indentures in accordance with the provisions of the Companies Act 1985 and the Companies Act 2006 and the Articles of Association, and that none of the relevant directors of the Company has any interest in such transactions except to the extent permitted by the Articles of Association;

(s)	that the execution and delivery of each of the Indentures by the Company and the exercise of its rights and performance of its obligations thereunder will (i) materially benefit the Company and that the directors of the Company acted in good faith and in the interests of the Company in approving each of the Indentures and the transactions contemplated thereby; and (ii) will not conflict with, or result in a breach of, or constitute a default under, or result in the creation of any mortgage, charge or security interest upon any property or assets of the Company or its subsidiary undertakings under (A) any agreement to which it is a party or to which any of its properties may be subject or (B) any existing applicable law, rule, regulation, judgment, order or decree of any government, governmental instrumentality or court, having jurisdiction over the Company or its subsidiary undertakings or any of its properties;

(t)	that any limit on borrowings to which the Company is subject has not been exceeded, and that the entry into the Indentures will not cause any such limit on borrowings to be exceeded.

Based on the foregoing, and subject to the further qualifications and limitations set forth below, it is our opinion that:

1.	The Company has been duly incorporated as a public limited company under the laws of England and Wales. A search of the records of the Registrar of Companies as made public through the www.companieshouse.gov.uk website on 3 July 2024 and an oral enquiry made to the Central Registry of Winding Up Petitions at the Companies Court at approximately 10:18 a.m. GMT on 3 July 2024 revealed no petition, order or resolution for the winding up of the Company and no petition for, and no notice of appointment of, a receiver or administrator, provided that:

a.	the searches with Companies House referred to above are not conclusively capable of revealing whether or not (i) a winding up order has been made in respect of a company or a resolution passed for the winding up of a company, or (ii) an administration order has been made in respect of a company, or (iii) a receiver, administrative receiver, administrator, liquidator or similar officer

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has been appointed in respect of a company, since notice of these matters might not be filed with Companies House immediately and, when filed, might not be made available through the website or entered on the files of Companies House relating to insolvency details with respect to the relevant company immediately. In addition, such searches are not capable of revealing, prior to the making of the relevant order, whether or not a winding up petition or a petition for an administration order has been presented; and

b.	the enquiry at the Central Registry of Winding Up Petitions at the Companies Court referred to above relates only to a compulsory winding up and is not capable of revealing conclusively whether or not a winding up petition in respect of a compulsory winding up has been presented since details of the petition may not have been entered on the records of the Central Registry of Winding Up Petitions immediately or, in the case of a petition presented to a County Court, may not have been notified to the Central Registry and entered on such records at all, and the response to an enquiry only relates to the period of six months prior to the date when the enquiry was made. We have not made enquiries of any County Court as to whether a petition for the appointment of an administrator has been presented to, or an administration order has been made by, any County Court against the Company.

2.	The Company possessed, as at the time of execution, the corporate power to enter into and perform its obligations under each of the Indentures.

3.	The obligations under the subordination provisions contained in Article 12 of the Dated Subordinated Debt Securities Indenture and the Capital Securities Indenture which are expressed to be governed by the laws of England and Wales constitute, or will constitute, valid, binding and enforceable obligations of the Company.

The expression “enforceable” as used in paragraph 3 above means that the obligations assumed by the relevant party under the relevant document are of a type which English courts enforce. The foregoing does not mean that obligations assumed by the relevant party under the relevant document will necessarily be enforced in all circumstances in accordance with their terms. In particular, but without limitation:

(a)	The opinions set forth above as regards the binding effect and validity of the obligations and their enforceability against contracting parties is subject to all limitations resulting from the laws of bankruptcy, administration, liquidation, insolvency, fraudulent transfer, reorganisation, moratorium, suretyship or any similar laws of general application affecting creditors’ rights (including, for the avoidance of doubt, the provisions of the Banking Act 2009).

(b)	Enforcement may be limited by general principles of equity. For example, equitable remedies may not be available where damages are considered to be an adequate remedy.

(c)	Where any obligations of any person are to be performed or observed in jurisdictions outside England and Wales, or by a person subject to the laws of a jurisdiction outside England and Wales, such obligations may not be enforceable under English law to the extent that the

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performance or observance thereof would be illegal or contrary to public policy under the laws of any such jurisdiction.

(d)	To the extent that any transactions, dealings or arrangements in connection with any Indenture are restricted or prohibited by United Nations, European Union (“EU”) or United Kingdom sanctions or restrictive measures implemented or effective in the United Kingdom, such Indenture or any other affected Indenture may be unenforceable or void.

(e)	The effectiveness of the provisions contained in the Indentures relating to the choice of English law to govern contractual obligations may not be recognised or upheld by an English court in certain circumstances. For example, the effectiveness of provisions relating to the choice of English law to govern contractual obligations will be subject, where applicable, to Council Regulation (EC) No. 593/2008 on the law applicable to contractual obligations as it forms part of domestic law by virtue of the EUWA and the Law Applicable to Contractual Obligations and Non-Contractual Obligations (Amendment etc.) (EU Exit) Regulations (the “Rome I Regulation”), which provides that, in certain circumstances, the choice of English law to govern contractual obligations may not prejudice or restrict the application of the laws of other jurisdictions.

(f)	Under the Rome I Regulation, a choice of law shall be made expressly or clearly demonstrated by the terms of the contract or the circumstances of the case. In contracts for which the parties have purported to select more than one governing law to govern separate parts of the contract, there is an increased risk that the choice of law may not be considered by the English court to be sufficiently clearly demonstrated to by upheld.

(g)	Any provision providing that any calculation, certification, determination, notification, minute or opinion will be conclusive and binding will not be effective if such calculation, certification, determination, notification, minute or opinion is fraudulent or made on an unreasonable or arbitrary basis or in the event of manifest error despite any provision to the contrary and it will not necessarily prevent judicial enquiry into the merits of any claim by any party thereto.

(h)	Where any person is vested with a discretion, or may determine any matter in its opinion, English law may require that such discretion is exercised reasonably or that such opinion is based on reasonable grounds.

(i)	Enforcement of rights may be or become limited by prescription or by lapse of time or may become subject to defences of set-off or counterclaim.

(j)	There is some possibility that an English court having jurisdiction in relation to insolvency law would apply the provisions of Section 426

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of the Insolvency Act 1986, as amended, (Co-operation between courts exercising jurisdiction in relation to insolvency) in assisting the courts having the corresponding jurisdiction in any other part of the United Kingdom or any relevant country or territory (as such terms are defined in that section) (in this regard we refer you to Hughes v Hannover Ruckversicherungs-Aktiengesellschaft [1997] 1 BCLC 497) and, as a result, may, rather than apply insolvency law as it would otherwise apply in England and Wales, apply the insolvency law which is applicable in such other part of the United Kingdom or relevant country or territory in relation to comparable matters.

The opinions set out above are limited to the laws of England and Wales in force as at the date of this opinion letter (taking into account the effect of the Agreement on the withdrawal of the United Kingdom of Great Britain and Northern Ireland from the European Union and the European Atomic Energy Community and the EUWA), as currently applied by the courts in England and Wales, and are given on the basis that this opinion letter will be governed by and construed in accordance with English law. On 31 January 2020, the United Kingdom ceased to be a member of the EU. By virtue of Sections 1A and 1B of the EUWA, EU law continued to be applicable in the United Kingdom for the duration of the implementation period set out in Section 1A(6) of the EUWA (“Transition Period”). After the Transition Period, pursuant to Sections 2 to 4 of the EUWA, certain EU laws in effect immediately before the end of the Transition Period form part of English law. However, EU law otherwise ceased to be applicable in the United Kingdom and thus does not form part of English law on and after 1 January 2021. The Retained EU Law (Revocation and Reform) Act 2023 came into effect on 1 January 2024 and, among other amendments, repealed section 4 of the EUWA and further restricted the scope of retained EU law in United Kingdom domestic law (now renamed ‘assimilated law’). We express no opinion on the effect of EU law in the United Kingdom or on EU law itself.

We hereby consent to the use of our name in the prospectus constituting a part of the Registration Statement and in any prospectus supplement related thereto under the heading “Legal Opinions,” and to the use of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Sarah E. Lewis Harthan
Sarah E. Lewis Harthan, a Partner